Exhibit 11.1

Consent of Independent Auditors

We hereby consent to the use in this Offering Circular constituting a part of this Offering Statement on Form 1-A, of our report dated March 27, 2023 on the consolidated statements of financial position of Nevada Canyon Gold Corp. as of December 31, 2022 and 2021 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2022 and 2021 which is contained in this Offering Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Offering Statement.

DALE MATHESON CARR-HILTON LABONTE LLP

/s/ DMCL

Chartered Professional Accountants

Vancouver, British Columbia

April 3, 2023